Exhibit 99.1

FOR IMMEDIATE RELEASE
	COMPANY	Timothy C. Delmore
July 26, 2006	CONTACT:	Chief Financial Officer
218/681-9868

	CONTACT:	Shawn Brumbaugh
Padilla Speer Beardsley Inc.
612/455-1754

ARCTIC CAT REPORTS RESULTS FOR FISCAL 2007 FIRST QUARTER

Revenues higher than anticipated, led by 45% increase in ATV sales

THIEF RIVER FALLS, Minn., July 26 – Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales of $96.4 million for the fiscal 2007 first quarter ended June 30, 2006, compared to $107.9 million for the same period last year. The net loss for the quarter was $4.5 million, or $0.23 per diluted share, including approximately $0.01 per diluted share for the non-cash expensing of stock options as required by SFAS 123(R), which the company adopted in the first quarter of fiscal 2007. The company reported net earnings in the prior-year period of $448,000, or $0.02 per diluted share, which did not include the non-cash expensing of stock options.

“Our first quarter results were better than planned, primarily due to higher all-terrain vehicle sales to dealers,” said Christopher A. Twomey, chairman and chief executive officer.  “We are pleased with our dealers’ positive response to our newest model ATVs, which we unveiled at our June dealer show. We also are encouraged that retail sales of Arctic Cat ATVs grew at a much faster pace than the overall ATV industry during the quarter.”

 Arctic Cat’s ATV sales increased 45 percent to $60.2 million in the first quarter versus $41.4 million in the prior-year quarter. The company attributed the ATV sales gains to continued high demand for its Prowler UTV and the timing of shipments.

As expected, snowmobile sales declined 60 percent to $20.9 million from $52.0 million in the prior-year quarter. Contributing to these results was the previously disclosed, planned shift of Arctic Cat’s extensive new 2007 model snowmobile production, along with related revenue and earnings, into the company’s 2007 second and third fiscal quarters. The company still expects full-year snowmobile revenues to exceed last year based on the strength of its 2007 model line-up, of which nearly 80 percent is new models.

Parts, garments and accessories (PG&A) sales grew 6 percent to $15.4 million versus $14.5 million in the year-ago period. PG&A benefited primarily from ATV parts and accessories

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sales, including Arctic Cat’s new SPEEDPoint™ System of pull-behind attachments that enable ATVs to be used for a broader range of farming and landscaping activities.

During the 2007 first quarter, Arctic Cat repurchased approximately 112,500 shares of its common stock, leaving $8.5 million remaining under the company’s $20 million share repurchase program.

Outlook

“We anticipate reporting record full-year sales for fiscal 2007,” said Twomey.  “However, lower margins are expected to continue to constrain earnings, primarily as a result of our continued shift in product mix to a higher percentage of ATV sales versus snowmobiles.”

Arctic Cat anticipates fiscal 2007 second-quarter net sales for the period ending September 30, 2006, to range between $290 million and $300 million, up from $276.3 million for the same period last year. Net earnings are estimated to be between $1.03 and $1.08 per diluted share, including the impact of SFAS 123(R), which is estimated to be $0.02 per diluted share in the second quarter. The company reported earnings of $0.96 per diluted share in the prior-year quarter, which did not include the non-cash expensing of stock options.

For the current fiscal year ending March 31, 2007, Arctic Cat continues to anticipate reporting its seventh consecutive year of record sales. Net sales are estimated to grow 3 percent to 6 percent and be in the range of $754 million to $776 million. Full-year diluted earnings per share are anticipated to be in the range of $1.13 to $1.19, including approximately $0.07 to $0.08 per diluted share for the impact of adopting SFAS 123(R). In fiscal 2006, the company reported full-year earnings per diluted share of $1.20, which did not include the non-cash expensing of stock options.

Conference Call

Arctic Cat will host a conference call to discuss the first-quarter results today at 10:30 a.m. CT (11:30 a.m. ET). To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. A telephone replay also will be available from approximately 12:30 p.m. CT today until 6 p.m. CT on Wednesday, August 2. To access the telephone replay, dial (800) 405-2236, conference ID #11034943.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended June 30,
	2006	2005
Net Sales	$96,418	$107,924
Cost of Goods Sold	80,137	85,644
Gross Profit	16,281	22,280
Selling, General And
Administrative Expenses	22,844	21,908
Operating Profit (Loss)	(6,563)	372
Other Income (Expense):
Interest Income	243	310
Interest Expense	(212)	(23)
	31	287
Earnings (Loss) Before Income Taxes	(6,532)	659
Income Tax Expense (Benefit)	(2,000)	211
Net Earnings (Loss)	$(4,532)	$448
Net Earnings (Loss) Per Share
Basic	$(0.23)	$0.02
Diluted	$(0.23)	$0.02
Weighted Average Shares Outstanding
Basic	19,417	20,015
Diluted	19,417	20,229

	June 30,
Selected Balance Sheet Data:	2006	2005
Cash and Short-term Investments	$14,963	$14,335
Accounts Receivable, net	41,225	48,475
Inventories	168,263	134,218
Total Assets	333,808	287,700
Current Liabilities	139,265	95,335
Long-term Debt	0	0
Shareholders’ Equity	183,629	178,748

	Three Months Ended
	June 30,
Product Line Information	2006	2005	Incr %
Snowmobiles	$20,910	$52,010	-60%
All-Terrain Vehicles	60,151	41,449	45%
Parts, Garments & Accessories	15,357	14,465	6%
Total Sales	$96,418	$107,924	-11%

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